UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2008 (December 2, 2008)
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 2, 2008, Coffeyville Resources Refining & Marketing, LLC (“CRRM”), a wholly-owned subsidiary of CVR Energy, Inc. (the “Company”), entered into a Crude Oil Supply Agreement with Vitol Inc. (the “Vitol Agreement”) for an initial term of two years effective December 31, 2008. The Vitol Agreement replaces the Amended and Restated Crude Oil Supply Agreement (the “J. Aron Agreement”) between CRRM and J. Aron & Company (“J. Aron”), which expires on December 31, 2008.
The terms of the Vitol Agreement provide that CRRM will obtain all of the crude oil for the Company’s oil refinery through Vitol, other than crude oil that CRRM acquires in Kansas, Missouri, North Dakota, Oklahoma, Wyoming and all states adjacent thereto and crude oil which is transported in whole or in part via railcar or truck. Pursuant to the Vitol Agreement, CRRM and Vitol work together to identify crude oil and pricing terms that meet CRRM’s crude oil requirements. CRRM and/or Vitol negotiate the cost of each barrel of crude oil that is purchased from third party crude oil suppliers. Vitol executes all third party sourcing transactions and provides transportation and other logistical services for the crude oil it delivers to CRRM. CRRM generally pays Vitol a fixed origination fee per barrel over the negotiated cost of each barrel of crude oil purchased. In some cases, Vitol may sell crude oil directly to CRRM without having executed a specific third party sourcing transaction. Effectiveness of the Vitol Agreement is subject to satisfaction of customary conditions precedent, including assignment of terminaling agreements and transfer of existing crude oil inventory to Vitol.
Item 1.02. Termination of a Material Definitive Agreement.
On December 2, 2008, CRRM notified J. Aron of its election not to extend the J. Aron Agreement beyond December 31, 2008.
J. Aron is an affiliate of Goldman, Sachs & Co. Affiliates of Goldman, Sachs & Co. are significant shareholders of the Company. In addition, J. Aron has also been a party to a cash flow swap agreement with the Company since June 2005 which is expected to terminate in 2010.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is being furnished as part of this Current Report on Form 8-K:

99.1	Press release, dated December 3, 2008, issued by CVR Energy, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 8, 2008

CVR ENERGY, INC.
By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary